Nll/agrmt/erlseraw
                                                                   Exhibit 10.2

                    SETTLEMENT AGREEMENT AND GENERAL RELEASE


     This Settlement Agreement and General Release (hereinafter "Agreement") is entered into as of this 31st day of January, 2002 ("Effective Date"), by and between Richard A. Wilson (hereinafter "Employee") and National Semiconductor Corporation (hereinafter "Company").

     WHEREAS, Employee and the Company have agreed that Employee's active duties in the position of Senior Vice President, Human Resources at the Company were discontinued effective as of January 28, 2002; and

     WHEREAS, Company desires to provide certain benefits to Employee in connection with Employee's work status on the terms specified herein; and

     WHEREAS, Company and Employee acknowledge that the benefits specified herein are greater than Employee would otherwise be entitled to upon termination of his employment;

     WHEREAS, Company and Employee desire to settle fully and finally all differences between them; and

     WHEREAS, Company and Employee desire to mutually release each other;

     NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, Employee and Company agree as follows:

     1. From January 28, 2002 through March 2, 2002, Employee will provide transition support to the Company as needed upon reasonable notice. During this transition period, Employee shall continue to have access to and the use of the Company's email and voicemail systems. Effective as of March 2, 2002 ("Resignation Date"), Employee shall resign as an active employee and shall be relieved of any further obligations to perform on going day-to-day services at or on behalf of the Company. Employee agrees to resign all formal positions held by Employee in the Company or any of its subsidiaries. In consideration of mutual benefits received, the parties agree that during the period that the Company is paying Employee's salary pursuant to paragraph 2 below, Employee will continue to be considered to be an employee of the Company and shall not engage in full-time employment (not including consulting) with any company other than the Company. During this period, the Company retains the right and the discretion to direct Employee to perform mutually agreeable services. In the event that such services are requested, the Company must notify Employee in writing the nature of the services requested and the time period for which such services are to be performed.

     2. Subject to the limitation set forth below, from and after the Resignation Date the Company will continue to pay Employee's salary (at current levels) and all associated benefits, including but not limited to those benefits listed on Exhibit A, for an additional period of one year, ending on the one year anniversary of the Resignation Date. The Company's internal records shall reflect that Employee's employment terminated as a result of voluntary resignation from all duties and obligations on the date that salary and benefits end. This date shall be referred to as the "Termination Date." At any time prior to the end of this one year period, Employee may elect to terminate the employment relationship by so notifying the Company's Vice President, Human Resources. In such case, the effective date of such notification shall become the Termination Date and Company shall pay to Employee in a lump sum the amount of additional salary, including amounts due under the Executive Officer Incentive Plan ("EOIP") for fiscal years 2002 and 2003, (but not benefits) that would otherwise have been paid to Employee through the one year period after the Resignation Date. Employee's stock options will continue to vest through the Termination Date, in accordance with the terms of the relevant stock option agreements.

     3. If Employee accepts full time employment (not including consulting) outside of the Company, Employee shall notify the Company's Vice President, Human Resources and the effective date of such notification shall become the Termination Date. At that time, the Company shall pay to Employee in a lump sum the amount of additional salary, including amounts due under the Executive
Officer Incentive Plan ("EOIP") for fiscal years 2002 and 2003, (but not benefits) that would otherwise have been paid to Employee through the one year period after the Resignation Date.

     4. Employee will be eligible for an EOIP award for fiscal year 2002. Employee's accomplishment score for fiscal 2002 shall be the average of all Executive Staff scores and Employee's Target Incentive Level will be 60%. The EOIP award for fiscal 2002, if any, will be paid in accordance with the terms of the EOIP at the same time all other EOIP participants receive their payments. Employee will also be paid an EOIP award for fiscal year 2003 calculated at 75% of target (Target Incentive Level of 60%) which will be paid in accordance with the provisions of the EOIP at the same time all other participants receive their payments.

     5. Employee and Company acknowledge that Employee is eligible for retirement under all Company benefit plans, including stock option plans, on and after April 2, 2002 (the affected benefit plans are listed on Exhibit B hereto). Both parties acknowledge that Employee achieves such eligibility without any modification to any of the currently existing terms and requirements of the Company's benefit plans concerning retirement. Employee has notified the Company of his intention to retire on the Termination Date and provided the Termination Date is on or after April 2, 2002, Employee shall be deemed to have retired from the Company upon providing notice of same to the Company's Chief Financial Officer, such notice to be substantially in the form of Exhibit C hereto.

     6. Except as may otherwise be agreed in writing, Employee agrees to return all Company property, credit cards, documents or other materials or equipment that have been furnished to him by the Company by the Termination Date.

     7. Employee acknowledges that he has had twenty-one (21) days to consider the terms of this Settlement Agreement and General Release. Once signed by Employee, Employee shall have an additional seven (7) days to withdraw Employee's approval of this Agreement and General Release. If Employee withdraws his approval, this Agreement and General Release will be void and Employee will not be entitled to receive any benefits hereunder.

     8. Each Party, its representatives, heirs, successors and assigns do hereby completely release and forever discharge the other Party and its representatives, heirs, successors and assigns, being understood that for the purposes of this paragraph, the Company shall also include its affiliated, related or subsidiary corporations and its and their present and former shareholders, officers, directors, agents, employees, and attorneys, from all claims, rights, demands, actions, obligations, liabilities and causes of action of any and every kind, nature and character whatsoever, known or unknown, which either party may now have, or has ever had, against the other party based upon any act or omission by a party prior to the date of execution of this Agreement by the parties, including, but not limited to, any and all claims for damages, declaratory or injunctive relief or attorneys' fees, arising from or in any way related to Employee's employment by Company or the termination thereof, whether based on tort, contract (express or implied), or any federal, state or local law, statute or regulation, including, but not limited to, claims of unlawful age discrimination based on the Age Discrimination in Employment Act or the California Fair Employment and Housing Act; provided, however, that this paragraph does not waive any indemnification rights Employee may have whether as an employee or an officer, pursuant to Labor Code Section 2802, Company By-Laws or Company policy; and provided further, however, that this paragraph does not waive any rights either Party may have against the other for failure to perform its obligations under this Agreement.

     9. It is understood and agreed that the preceding Paragraph is a full and final Release covering all known as well as all unknown or unanticipated injuries, debts, claims or damages to either Party including, without limitation, those arising from or in any way related to Employee's employment by Company or the termination thereof. Therefore, each party waives any and all rights or benefits which it may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code which provides as follows:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     10. Employee shall not initiate or cause to be initiated against Company any suit, action, investigation, audit, compliance review or proceeding of any kind, or participate in same, individually or as a representative or member of a class, under any contract (express or implied), law, statute or regulation, federal, state or local, pertaining in any manner whatsoever to the claims, rights, demands, actions, obligations, liabilities, and causes of action herein released, including, without limitation, those relating to his employment by Company or the termination thereof.

     11. It is understood and agreed that this Agreement and each and every provision thereof shall be confidential and shall not be disclosed directly or indirectly by Employee to any other person, firm, organization or other entity, of any and every type, public or private, for any reason, at any time without the prior written request or consent of Company unless required by law. Nor shall Employee disclose directly or indirectly to any person or organization, except as expressly permitted herein, that Employee received any sum of money from Company as a result of the termination of his employment with Company. It is further understood and agreed that it shall not constitute a breach of this Agreement for Employee to disclose the terms thereof to his immediate family and to his attorney and his financial advisor and/or accountant; provided, however, that Employee shall be obliged to use his best efforts to assure that such persons do not disclose this Agreement or any provision thereof or the fact that Employee received any sum of money from Company as a result of the termination of Employee's employment with Company. It is further understood and agreed that Company shall make reasonable efforts to maintain the confidentiality of this Agreement and its contents and shall not disclose this Agreement or its contents, directly or indirectly, to any of Company's employees or agents, unless such persons need to know or unless required by law, and Company shall instruct each such person to whom it discloses this Agreement or its contents to refrain from making any disclosure to any other person except as permitted by this Agreement. It is further understood and agreed that it shall not constitute a breach of this Agreement for Employee or Company to respond to any unsolicited inquiry by stating only that Employee and Company resolved their differences in a mutually-satisfactory manner.

     12. Employee represents that he has had an opportunity to be represented by counsel of his own choosing in the negotiation and preparation of this Agreement, that he has had an adequate opportunity to consider the Agreement, that he has carefully read the Agreement, that he is fully aware of and understands its contents and its legal effect, that the preceding paragraphs recite the sole consideration for this Agreement, that all agreements and understandings between Employee and Company are embodied, referenced and expressed herein, and that he enters into this Agreement voluntarily, without coercion, and based on his own judgment and not in reliance upon any oral or written representations or promises made by Company, other than those contained or referenced herein.

     13. With respect to any matters under this Agreement that are governed by state law, the parties agree that this Agreement shall be construed and governed by the laws of the State of California. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any Party.

     14. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


EMPLOYEE                                    NATIONAL SEMICONDUCTOR CORPORATION

/s/  RICHARD A. WILSON              By:   //s// JOHN M. CLARK III
---------------------------            --------------------------------
                                    Title:   Senior Vice President
                                            -----------------------------

                                    EXHIBIT A

                         BENEFITS COVERED BY PARAGRAPH 2


Medical and Dental Insurance
Retirement and Savings Program
Deferred Compensation Plan
Employee Stock Purchase Plan
Stock Option Plan
Executive Financial Counseling Expense Reimbursement
Executive Medical Examination Expense Reimbursement
Long Term Disability Insurance
Short Term Disability Insurance
Accidental Death & Dismemberment Insurance
Dependent (Spouse and Child) Life Insurance
Vacation Accrual

                                    EXHIBIT B

                  SUMMARY OF BENEFITS AVAILABLE UPON RETIREMENT

     The following summarizes the benefits and options available to all employees in connection with the termination of employment at National Semiconductor Corporation ("NSC") by reason of retirement:

1. You are eligible for the Retired Officers Medical Plan, details of which can be obtained from the Company's Director of Corporate Benefits.

2. Life insurance coverage ends on the last day of employment. Under the life insurance program effective 1/1/97, the coverage can be ported to an individual policy. Contact the Human Resources Service Center for details.

3. Disability plan coverage ends on the last day of employment. There is no option available to convert disability coverage to an individual plan.

4. Participation in the Stock Purchase Plan ends on the last day of employment. Payroll deductions for that quarter will be refunded to you.

5. You are eligible for retirement treatment for payout of any deferred monies in accordance with the provisions of the Executive Officer Incentive Plan and the Deferred Compensation Plan. Details can be obtained from the Director of Corporate Benefits.

6. You are eligible for retirement treatment of all stock options granted to you more than six months prior to the Termination Date.

                                    EXHIBIT C




National Semiconductor Corporation
2900 Semiconductor Drive
Santa Clara, California 95051
Attention:  Chief Financial Officer

Dear Sir:

     This letter constitutes notice of my intention to retire from National Semiconductor Corporation ("NSC") pursuant to the provisions of Paragraph 5 of the Settlement Agreement and General Release by and between NSC and me dated as of January 31, 2002,

                                   Sincerely,



                                   Richard A. Wilson